Exhibit 12.1

                            MAVERICK TUBE CORPORATION
                 COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                  9 Mos.       Year       3 Mos.
                                   Ended      Ended       Ended                  Fiscal Year September
------------------------------ ----------- ----------- ----------- ------------------------------------------------
                                 9/30/01     12/31/00    12/31/99      1999         1998        1997        1996
------------------------------ ----------- ----------- ----------- ------------------------------------------------
Pretax income (loss) from
continuing operations             62,320      32,206       4,346      (5,446)      29,885      71,131      34,472
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Fixed Charges:
Interest expense including
amortized debt issuance costs      2,545       3,292         285        2,271       2,073       2,363       2,771
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Capitalized Interest               1,152       2,937         249          543         355         268          81
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Interest portion of rent
expense(1)                           936       1,260         286        1,025         723         479         391
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Total Fixed Charges                4,633       7,489         820        3,839       3,151       3,110       3,243
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Plus amortization of
capitalized interest                 381         380          46          168         131         108          90
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Less Capitalized Interest          1,152       2,937         249          543         355         268          81
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Earnings (Loss)                   66,182      37,138       4,963      (1,982)      32,812      74,081      37,724
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Ratio of Earnings to
Fixed Charges                       14.3         5.0         6.1      (.5)(2)        10.4        23.8        11.6
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------
Deficiency in Earnings                -           -           -         5,822          -           -           -
------------------------------ ----------- ----------- ----------- ------------ ----------- ----------- -----------

---------------

(1) Calculated at one-third of rent expense, which is a reasonable approximation of the interest factor.

(2) Due to pre-tax losses in the fiscal year ended September 30, 1999, the ratio coverage was less than 1:1.